Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earnings of $8.3 Million, or $1.33 Per Diluted Share, in Second Quarter 2021,
and $20.5 Million, or $3.27 Per Diluted Shares, in First Half of 2021

ANCHORAGE, Alaska - July 26, 2021 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $8.35 million, or $1.33 per diluted share, in the second quarter of 2021, compared to $12.18 million, or $1.94 per diluted share, in the first quarter of 2021, and $9.90 million, or $1.52 per diluted share, in the second quarter a year ago.

Fee and interest income from the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans and high levels of production in the Home Mortgage Lending segment contributed to profitability for the quarter. Also benefiting second quarter results was a $427,000 benefit to the provision for credit losses. This compares to a $1.5 million benefit to the provision for credit losses in the preceding quarter and a $404,000 provision for credit losses in the second quarter of 2020. The benefit to the provision for credit losses for the current quarter was recorded under ASU 2016-13, which is also commonly referred to as the Current Expected Credit Loss (“CECL”) methodology that Northrim implemented on January 1, 2021, and includes a benefit to the provision for credit losses on loans and unfunded commitments.

Net income for the first six months of 2021 increased 88% to $20.53 million, or $3.27 per diluted share, compared to $10.93 million, or $1.68 per diluted share, in the first six months of 2020. The benefit to the provision for credit losses totaled $1.9 million in the first half of 2021, compared to a $2.5 million provision for credit losses in the first half of 2020. Increases in net interest income and mortgage banking revenue also contributed to the increase in net income during the first half of 2021 compared to the same period in 2020.

“Our second quarter operating results were supported by another quarter of solid production in mortgage banking operations and the continued success of our outreach to new and existing customers, as we navigate through the pandemic and its impact on the Alaska economy,” said Joe Schierhorn, President and CEO. “Over the past 15 months we have been active participants in the SBA’s PPP lending programs, helping our new and existing business customers sustain their business operations. Under the initial PPP program, we helped approximately 2,900 businesses receive $375.6 million in PPP loans, and during the second PPP program we helped approximately 2,870 businesses receive $237.0 million in PPP loans, making Northrim the largest originator of PPP loans in Alaska. This growth has helped us remain in the Russell 3000 index, which dropped 82 bank stocks during its recent reconstitution.”

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COVID-19 Issues:

•Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the volatility in oil prices that has occurred over the last year and a half. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio excluding SBA PPP loans as of June 30, 2021, are: Healthcare (8%), Tourism (7%), Oil and Gas (5%), Aviation (non-tourism) (5%), Accommodations (3%), Retail (3%), Fishing (3%), and Restaurants (3%).

•Customer Accommodations: The Company has implemented assistance to help its customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. The number of loans with modifications has decreased significantly since June 30, 2020, with approximately 92% of the modifications at June 30, 2021, representing five relationships. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of June 30, 2021, March 31, 2021, and June 30, 2020 were as follows:

Loan Modifications due to COVID-19 as of June 30, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$75,613	$7,440	$83,053
Number of modifications	23	1	24

Loan Modifications due to COVID-19 as of March 31, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$65,201	$23,096	$88,297
Number of modifications	21	9	30

Loan Modifications due to COVID-19 as of June 30, 2020
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$64,298	$293,224	$357,522
Number of modifications	76	403	479

Of 24 loan modifications totaling $83.1 million as of June 30, 2021, approximately 22 loans totaling $64.0 million have entered into a second modification.

•Provision for Credit Losses: Northrim booked a benefit for credit loss provisions of $427,000 for the quarter ended June 30, 2021. This compares to a benefit for credit loss provisions of $1.5 million during the previous quarter and a $404,000 provision for credit losses in the second quarter a year ago. The provision for the current quarter was recorded using the CECL methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments. The decrease in the provision for credit loss in the second quarter of 2021 is primarily the result of the improvement in economic assumptions used to estimate lifetime credit losses, which was only partially offset by an increase in the provision for credit losses resulting from increases in loans and unfunded commitments.

•Credit Quality: Net adversely classified loans improved to $14.1 million at June 30, 2021, compared to $15.7 million in the second quarter a year ago. Net loan charge-offs were $64,000 in the second quarter of 2021, compared to net loan charge-offs of $768,000 in the second quarter of 2020.

•Branch Operations: No branch operations are limited as a result of COVID-19, while a number of customer and employee safety measures continue to be implemented.

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•Growth and Paycheck Protection Program:
◦Over the last fifteen months, Northrim funded a total of nearly 5,800 PPP loans totaling $612.6 million to both existing and new customers. Of this amount, 745 loans totaling $33 million were originated during the second quarter of 2021 and 2,125 loans totaling $204.0 million were originated during the first quarter of 2021, through the second round of PPP funding.
◦As of June 30, 2021, PPP has resulted in 2,340 new customers totaling $40 million in non-PPP loans, and $83 million in new deposit balances.
◦Management estimates that we funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans as of June 30, 2021.
◦As of June 30, 2021, Northrim customers had received forgiveness through the SBA on 2,321 PPP loans totaling $303 million, of which 617 PPP loans totaling $133 million were forgiven in the second quarter of 2021, and 1,167 PPP loans totaling $105 million were forgiven in the first quarter of 2021. Of the PPP loans forgiven in the second quarter of 2021, 81 loans totaling $2.2 million related to PPP round two.
◦The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility to fund PPP loans, but paid back those funds in full during the second quarter of 2020 and has since funded the SBA PPP loans through core deposits and maturity of long-term investments.

•Capital Management: At June 30, 2021, the Company’s tangible common equity to tangible assets* ratio was 9.07% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. During the second quarter of 2021, there were no shares repurchased under the previously announced share repurchase program.

Second Quarter 2021 Highlights:

•For the second quarter of 2021, total revenue was $33.3 million, compared to $34.5 million in the second quarter of 2020, and $35.0 million in the first quarter of 2021.
◦Community Banking provided 64% of total revenues and 63% of earnings in the second quarter of 2021.
◦Home Mortgage Lending provided 36% of total revenue and 37% of earnings in the second quarter of 2021.
•Net interest income in the second quarter of 2021 was $19.2 million, down from $19.5 million in the preceding quarter and up 10% from $17.5 million in the second quarter a year ago.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.50% in the second quarter of 2021, a 42-basis point contraction compared to the preceding quarter, and a 52-basis point contraction compared to the second quarter a year ago.
•Return on average assets ("ROAA") was 1.42% and return on average equity ("ROAE") was 14.26% for the second quarter of 2021 compared to ROAA of 2.04% and ROAE of 19.44% for the second quarter of 2020.
•Net loans increased 4% to $1.47 billion at June 30, 2021, compared to $1.41 billion at June 30, 2020, and decreased compared to $1.53 billion at March 31, 2021.
•Total deposits increased 24% to $2.15 billion at June 30, 2021, compared to $1.74 billion at June 30, 2020, and increased 5% compared to $2.05 billion at March 31, 2021.
•The mortgage servicing right asset increased by $1.2 million for the quarter ended June 30, 2021, compared to an increase of $439,000 for the preceding quarter and a decrease of $933,000 for the second quarter a year ago.

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Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total assets	$2,453,567	$2,351,243	$2,121,798	$2,097,738	$2,016,705
Total portfolio loans	$1,487,968	$1,548,924	$1,444,050	$1,492,720	$1,433,201
Average portfolio loans	$1,541,701	$1,492,906	$1,489,029	$1,465,839	$1,342,717
Total deposits	$2,146,438	$2,051,317	$1,824,981	$1,806,133	$1,737,359
Average deposits	$2,082,983	$1,894,868	$1,820,251	$1,750,167	$1,620,008
Total shareholders' equity	$237,218	$231,452	$221,575	$214,616	$206,923
Net income	$8,345	$12,181	$10,100	$11,855	$9,900
Diluted earnings per share	$1.33	$1.94	$1.59	$1.84	$1.52
Return on average assets	1.42%	2.25%	1.90%	2.31%	2.04%
Return on average shareholders' equity	14.26%	21.40%	18.22%	22.10%	19.44%
NIM	3.48%	3.90%	3.94%	3.90%	3.98%
NIMTE*	3.50%	3.92%	3.96%	3.93%	4.02%
Efficiency ratio	67.00%	60.24%	65.31%	58.85%	64.76%
Total shareholders' equity/total assets	9.67%	9.84%	10.44%	10.23%	10.26%
Tangible common equity/tangible assets*	9.07%	9.22%	9.76%	9.54%	9.54%
Book value per share	$38.22	$37.29	$35.45	$34.18	$32.49
Tangible book value per share*	$35.64	$34.71	$32.88	$31.62	$29.97
Dividends per share	$0.37	$0.37	$0.35	$0.35	$0.34

* References to NIMTE, tangible book value per share, and tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 14.)

The Alaska economy began to recover from the effect of the pandemic in the fourth quarter of 2020. Alaska’s real gross state product ("GSP") continued to increase in the first quarter of 2021. Mark Edwards, EVP Chief Credit Officer and Bank Economist summarized the impacts on Alaska, “Nearly all business sectors have shown improvements in jobs in 2021 compared to the lows experienced in 2020. Personal income continued to grow in 2020 and the first quarter of 2021, with billions in federal aid reaching Alaska. Oil prices are now above pre-COVID levels. The housing market is strong with average sales prices and the number of units sold up significantly last year and in the first half of 2021. Meanwhile, home foreclosure and delinquency rates continue to improve.”

The Alaska Department of Labor ("DOL") has released data through May of 2021. They report total payroll jobs have grown 16,500 from May of 2020. This is a total of 305,000 jobs or an improvement of 5.7% over the prior 12 months. Tourism related jobs were the hardest hit from travel restrictions and have also been the fastest to recover. According to the DOL, the Leisure and Hospitality sector added 6,000 jobs between May of 2020 and May of 2021. However, this is still 9,900 jobs less than May of 2019. Oil and Gas direct jobs continued to decline in the last 12 months, down 1,400 jobs to 6,100 in May of 2021. This is the only major sector to have fewer jobs than May of 2020. Construction has recovered more than half of the 1,300 job decline from two years ago, adding 700 jobs since May of 2020. Health Care and Manufacturing, which is primarily seafood processing, have now surpassed the total number of jobs seen two years ago in May of 2019 according to the DOL report.

Alaska’s GSP was $52.1 billion in 2020, compared to $54.7 billion in 2019, according to the Federal Bureau of Economic Analysis ("BEA"). Alaska’s reduction was 4.9% and the worst state was Hawaii at 8%. Both states were more negatively affected by travel restrictions reducing tourism. The U.S. GDP declined 3.5% in 2020. Alaska’s largest GSP declines in 2020 came from Transportation and Warehousing, followed by Accommodation and Food Services, Oil & Gas and Health Care. All of these sectors showed positive recovery in the fourth quarter of 2020 in

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Alaska, helping place it ninth fastest growing for the quarter of the 50 U.S. states. Alaska’s real GSP growth continued in the first quarter of 2021, increasing 5.4% on an annualized basis, according to a June 25, 2021 BEA report.

Alaska’s seasonally adjusted personal income for 2020 was $47.4 billion compared to $46 billion in 2019, according to the BEA. Personal income in the U.S. in 2020 increased 6.1% and Alaska rose 3.1%. Per capita income in the U.S. was $59,729 compared to $64,780 in Alaska, according to the BEA. This places Alaska as the ninth highest per capita income of the 50 U.S. states.

In a typical year, the majority of personal income is derived from wage earnings. Additionally, some people receive government transfer payments, such as social security, Medicare and Medicaid. Personal income is further supported by earnings from dividends, interest and rents. However, in 2020 earnings from wages and investments decreased $500 million in Alaska, according to the BEA's report. The growth in personal income came predominately from a $1.9 billion increase in government transfer payments. About half of the transfer payment increase was from unemployment insurance. Direct stimulus payments accounted for a large part of the remainder. In Alaska, earnings from wages decreased 1.5% or $435 million in 2020 and investment income fell 0.7% or $65 million. Government transfer payments rose 24.2% or $1.9 billion over 2019 levels.

Alaska North Slope (“ANS”) crude oil had monthly average prices in 2018 and 2019 ranging from $58.86 to $80.03 a barrel. ANS began 2020 at $65.48. Prices fell quickly at the beginning of 2020, responding to fears that COVID-19 would devastate the global economy and reduce the demand for travel. The low month was April of 2020, when ANS averaged $16.54 a barrel. However, by June of last year the oil markets stabilized and for the last six months of 2020 the average monthly price remained between $40.42 and $50.32. In the first six months of 2021 ANS prices continued to rise. The monthly average price was $55.56 in January of 2021. It rose to $65.60 in March, and $73.18 in June of 2021.

Alaska’s home mortgage delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate improved from 0.63% at the end of 2019 to 0.45% at the end of 2020. In the first quarter of 2021 the foreclosure rate improved again slightly to 0.41%. The comparable national average rate was higher than Alaska at 0.54% in the first quarter of 2021. We believe that the foreclosure rates are somewhat misleading because the federal moratorium on foreclosure activity on occupied homes led to declining foreclosure numbers, even though job losses strained the economy and borrowers' ability to pay.

The Mortgage Bankers Association survey reported that the percentage of delinquent mortgage loans at the end of 2019 in Alaska was 2.9%. This increased to 6.2% at the end of 2020 after the effects of COVID-19 impacted jobs. In the first quarter of 2021 it has improved to 5.4% in Alaska. According to the survey, the comparable delinquency rate for the entire country remains higher than Alaska at 6.1% in the first quarter of 2021.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 5.9% in 2020 to $396,779. This is following increases of 0.5% and 2.3% in 2019 and 2018, respectively. Average sales prices in the Matanuska Susitna Borough rose 9.9% in 2020, continuing a decade of consecutive price gains. These two markets represent where the vast majority of the Bank’s residential building activity occurs. The average sales price for the first six months of 2021 is 8% higher in Anchorage and 14.8% higher in the Matanuska Susitna Borough than the 12 month average of 2020.

The number of units sold in Anchorage was up significantly in 2020 by 19.5%, climbing from 2,719 homes sold in 2019 to 3,250 last year, as reported by the Alaska Multiple Listing Services. The main difference was a record number of sales occurred in the last quarter of the year, when sales activity typically declines in the winter. The Matanuska Susitna Borough also had strong sales activity, up 9.7% in 2020 to 2,135 units sold compared to 1,946 in

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2019. The Matanuska Susitna Borough also had stronger than normal sales in the second half of 2020. In the first six months of 2021 there have been 1,567 home sales in Anchorage, or 30.3% more than in the first six months of 2020. The Matanuska Susitna Borough had 998 sales in the first half of 2021, an increase of 25.2% over the same time period in 2020.

We believe that the low interest rate environment has been a major factor. According to the Federal Reserve Bank of St. Louis, the average 30 year fixed rate mortgage in the U.S. hit an all-time record low last year. Rates began 2020 at 3.7% in the first week of January and fell one percent to 2.7% by the end of the year. Rates began to rise in the first quarter of 2021 and finished March at 3.2%. However, in the second quarter of 2021 they declined to slightly under 3%.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the second quarter of 2021, Northrim generated a ROAA of 1.42% and a ROAE of 14.26%, compared to 2.25% and 21.40%, respectively, in the first quarter of 2021 and 2.04% and 19.44%, respectively, in the second quarter a year ago. Northrim’s ROAA and ROAE are above peer averages posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 20211.

Net Interest Income/Net Interest Margin

Net interest income increased 10% to $19.2 million in the second quarter of 2021 compared to $17.5 million in the second quarter of 2020 and decreased modestly compared to $19.5 million in the first quarter of 2021. Interest income benefited from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the SBA. During the second quarter of 2021, Northrim received $133 million in loan forgiveness through the SBA, compared to $105 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $2.6 million and $3.3 million, respectively. As of June 30, 2021, there was $1.0 million of net PPP fee income from round one remaining and $10.0 million remaining from round two for total net deferred fees on PPP loans of $11.0 million. In the first six months of 2021, net interest income increased 17% to $38.7 million, compared to $33.1 million in the first six months of 2020.

NIMTE* was 3.50% in the second quarter of 2021 compared to 3.92% in the preceding quarter and 4.02% in the second quarter a year ago. “Our NIMTE* contracted compared to the prior quarter and a year ago due to our increased liquidity, which was partially offset by the recognition of PPP loan fees as loans are forgiven,” said Jed Ballard, Chief Financial Officer. “Also notable was the impact of SBA PPP loan interest on net interest income, which increased our NIMTE* by 7 basis points during the second quarter of 2021 compared to what our NIMTE* would have been if we had not made any SBA PPP loans, or 3.43%. The increase from SBA PPP loans this quarter is the result of recognition of fee income on loans that were forgiven.” Even with the drop in Northrim’s NIMTE*, it continues to remain above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 20211.

1As of March 31, 2021, the SNL Small Cap US Bank Index tracked 110 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 3.16%. ROAA 1.30%, and ROAE 12.75%.

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The yield on interest earning assets in the second quarter of 2021 was 3.69%, down 45 basis points from the first quarter of 2021 and down 69 basis points compared to the second quarter a year ago. The cost of interest-bearing liabilities was 32 basis points in the second quarter of 2021, down four basis points compared to the preceding quarter and down 25 basis points compared to the second quarter a year ago.

Provision for Credit Losses

Northrim recorded a benefit to the provision for credit losses of $427,000 in the second quarter of 2021, which includes a $266,000 benefit to the provision for credit losses on unfunded commitments and a benefit of $161,000 for credit losses on loans. This compares to a benefit to the provision for credit losses on loans of $1.5 million in the first quarter of 2021, and a provision for credit losses on loans of $404,000 in the second quarter a year ago. “While outstanding balances of both loans and unfunded commitments increased during the second quarter of this year, the benefit to the provision for credit losses on loans and unfunded commitments during the quarter primarily emulates our current assessment of risks associated with the economy and reflects expected lifetime credit losses based upon the conditions that existed as of quarter-end,” said Ballard. “The ongoing impacts of the CECL methodology will be dependent upon changes in economic conditions and forecasts, as well as loan portfolio composition, quality, and portfolio duration.”

Nonperforming loans, net of government guarantees, decreased during the quarter to $12.0 million at June 30, 2021, compared to $13.1 million at March 31, 2021, and decreased compared to $12.7 million at June 30, 2020. The allowance for credit losses was 121% of nonperforming loans, net of government guarantees, at the end of the second quarter of 2021, compared to 113% three months earlier and 162% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $14.1 million, or 42% of total second quarter 2021 revenues, as compared to $15.9 million, or 45% of revenues in the first quarter of 2021, and $17.5 million, or 50% of revenues in the second quarter of 2020. The decrease in other operating income in the second quarter of 2021 as compared to the second quarter a year ago was due primarily to a lower volume of mortgage activity. In the first six months of 2021, other operating income totaled $30.0 million, or 44% of revenues, compared to $24.0 million, or 42% of revenues in the first six months of 2020.

Other notable changes during the quarter include changes in the fair value mark-to-market of the marketable equity securities portfolio, which increased other income by $178,000 in the second quarter of 2021, compared to an $84,000 decrease in the first quarter of 2021 and a $149,000 increase in the second quarter of 2020. There was $103,000 in interest rate swap income in the second quarter of 2021. This compares to $92,000 in interest rate swap income in the preceding quarter and $17,000 in interest rate swap income in the second quarter of 2020 on the execution of interest rate swaps related to the Company's commercial lending operations.

Other Operating Expenses

Operating expenses were $22.3 million in the second quarter of 2021, compared to $21.3 million in the first quarter of 2021, and $22.7 million in the second quarter of 2020. The quarterly increase in operating expense as compared to the first quarter of 2021 reflects higher salary costs and personnel expenses as well as higher data processing expense and elevated occupancy expense compared to the prior quarter. In the first six months of 2021, operating expenses were $43.7 million, up from $41.5 million in the first six months of 2020.

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Income Tax Provision

For the second quarter and first half of 2021, Northrim recorded a higher effective tax rate as compared to the same periods in 2020 as a result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income in 2021, as well as the reversal of a $454,000 accrual of tax expense in the second quarter of 2020. In the second quarter of 2021, Northrim recorded $3.1 million in state and federal income tax expense for an effective tax rate of 26.9%, compared to $3.4 million, or 21.7% in the first quarter of 2021 and $2.0 million, or 16.9% in the second quarter a year ago. For the first half of 2021, Northrim recorded $6.4 million in state and federal income tax expense, for an effective tax rate of 23.9% compared to $2.3 million and 17.1% for the same period in 2020.

Community Banking

“Our mission as a community bank has always been to serve the people and businesses within our communities, and that has never been more apparent than this past year,” said Schierhorn. “We have managed to capture market share and expand our customer base during very challenging times. To better serve our customers, we opened our second Fairbanks branch during the first quarter of 2021 and in March of 2020 we opened a loan production office in Kodiak. We will continue to look for ways to expand our branch network and support our customers and communities.”

Net interest income in the Community Banking segment totaled $18.5 million in the second quarter of 2021, compared to $18.7 million in the first quarter of 2020 and $16.6 million in the second quarter of 2020. Net interest income benefited from $3.6 million of PPP income in the second quarter of 2021, and $4.2 million of PPP income in the first quarter of 2021. As of June 30, 2021, there was $11.0 million of unearned loan fees net of costs related to round one and round two PPP loans.

The following tables provide highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Net interest income	$18,468	$18,734	$18,349	$17,388	$16,649
(Benefit) provision for credit losses	(427)	(1,488)	(599)	567	404
Other operating income	2,772	2,274	2,921	3,696	2,308
Other operating expense	14,551	13,664	15,536	14,353	14,113
Income before provision for income taxes	7,116	8,832	6,333	6,164	4,440
Provision (benefit) for income taxes	1,850	1,452	1,303	1,249	(124)
Net income	$5,266	$7,380	$5,030	$4,915	$4,564
Weighted average shares outstanding, diluted	6,277,265	6,277,177	6,324,461	6,413,221	6,440,898
Diluted earnings per share	$0.84	$1.18	$0.79	$0.76	$0.70

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2021	June 30, 2020
Net interest income	$37,202	$31,910
(Benefit) provision for credit losses	(1,915)	2,464
Other operating income	5,046	4,076
Other operating expense	28,215	27,725
Income before provision for income taxes	15,948	5,797
Provision for income taxes	3,302	142
Net income	$12,646	$5,655
Weighted average shares outstanding, diluted	6,280,369	6,496,515
Diluted earnings per share	$2.02	$0.87

Home Mortgage Lending

“The increased activity in the mortgage market has continued through the second quarter of 2021, although loan refinance activity slowed somewhat compared to the record pace of the last few quarters, due to a slight uptick in interest rates,” said Ballard. “We continue to see strong new home purchases in our market, especially during the spring and summer months.”

During the second quarter of 2021, mortgage loan volume was $286.3 million, of which 69% was for new home purchases, compared to $301.0 million and 40% of loans funded for new home purchases in the first quarter of 2021, and $381.1 million, of which 35% was for new home purchases in the second quarter of 2020.

Loan fundings decreased during the second quarter of 2021 as compared to the preceding quarter and year-over-year, driven by lower refinance activity. The net change in fair value of mortgage servicing rights decreased mortgage banking income by $567,000 during the second quarter of 2021 and by $1.0 million during the first quarter of 2021, primarily due to continued refinance of existing mortgages in the servicing portfolio.

“Our mortgage servicing business, which we initiated to service loans primarily for the Alaska Housing Finance Corporation, generated continued growth throughout the quarter,” said Ballard. As of June 30, 2021, Northrim serviced 2,919 loans in its $713.9 million home-mortgage-servicing portfolio, compared to $682.8 million serviced for the first quarter of 2021, and a 9% increase from the $655.2 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled $23.9 million at June 30, 2021, compared to $52.8 million at June 30, 2020. Mortgage servicing revenue contributed $2.5 million to revenues in the second quarter of 2021 compared to $2.2 million in the first quarter of 2021 and $1.6 million in the second quarter of 2020. As a result of COVID-19, approximately 3% of mortgages serviced were in forbearance as of June 30, 2021, compared to 4% as of March 31, 2021, and 8% as of June 30, 2020.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights is driven by interest rate volatility and the number of serviced mortgages that pay off during the period, as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $567,000 for the second quarter of 2021, compared to a decrease of $1.0 million for the first quarter of 2021 and a decrease of $1.9 million for the second quarter of 2020.

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The following tables provide highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Mortgage commitments	$173,994	$181,417	$150,276	$257,304	$206,274
Mortgage loans funded for sale	$286,314	$300,963	$381,942	$364,159	$381,086
Mortgage loan refinances to total fundings	31%	60%	48%	39%	65%
Mortgage loans serviced for others	$713,926	$682,827	$683,117	$655,733	$655,183

Net realized gains on mortgage loans sold	$9,470	$11,795	$15,557	$14,736	$11,322
Change in fair value of mortgage loan commitments, net	(427)	98	(2,724)	1,943	3,579
Total production revenue	9,043	11,893	12,833	16,679	14,901
Mortgage servicing revenue	2,452	2,152	2,510	2,044	1,633
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	16	(180)	(410)	(699)	(891)
Other[2]	(583)	(829)	(783)	(806)	(1,037)
Total mortgage servicing revenue, net	1,885	1,143	1,317	539	(295)
Other mortgage banking revenue	432	586	661	714	621
Total mortgage banking income	$11,360	$13,622	$14,811	$17,932	$15,227

Net interest income	$724	$759	$875	$906	$808
Mortgage banking income	11,360	13,622	14,811	17,932	15,227
Other operating expense	7,785	7,663	8,611	9,153	8,561
Income before provision for income taxes	4,299	6,718	7,075	9,685	7,474
Provision for income taxes	1,220	1,917	2,005	2,745	2,138
Net income	$3,079	$4,801	$5,070	$6,940	$5,336

Weighted average shares outstanding, diluted	6,277,265	6,277,177	6,324,461	6,413,221	6,440,898
Diluted earnings per share	$0.49	$0.76	$0.80	$1.08	$0.82
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2021	June 30, 2020
Mortgage loans funded for sale	$587,277	$549,310
Mortgage loan refinances to total fundings	46%	59%

Net realized gains on mortgage loans sold	$21,265	$15,965
Change in fair value of mortgage loan commitments, net	(329)	3,034
Total production revenue	20,936	18,999
Mortgage servicing revenue	4,604	2,960
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(164)	(1,592)
Other[2]	(1,412)	(1,266)
Total mortgage servicing revenue, net	3,028	102
Other mortgage banking revenue	1,018	791
Total mortgage banking income	$24,982	$19,892

Net interest income	$1,483	$1,237
Mortgage banking income	24,982	19,892
Other operating expense	15,448	13,736
Income before provision for income taxes	11,017	7,393
Provision for income taxes	3,137	2,115
Net income	$7,880	$5,278

Weighted average shares outstanding, diluted	6,280,369	6,496,515
Diluted earnings per share	$1.25	$0.81
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.45 billion at June 30, 2021, up 4% from the preceding quarter and up 22% from a year ago. Northrim’s loan-to-deposit ratio was 69% at June 30, 2021, down from 76% at March 31, 2021, and 82% at June 30, 2020.

Average interest-earning assets were $2.22 billion in the second quarter of 2021, up 9% from $2.03 billion in the first quarter of 2021 and up 26% from $1.76 billion in the second quarter a year ago. The average yield on interest-earning assets was 3.69% in the second quarter of 2021, down from 4.14% in the preceding quarter and down from 4.38% in the second quarter a year ago.

Average investment securities increased to $354.3 million in the second quarter of 2021, compared to $298.8 million in the first quarter of 2021 and $256.5 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.32% for the second quarter of 2021, down from 1.45% in the preceding quarter and down from 2.50% in the year ago quarter. The average estimated duration of the investment portfolio at June 30, 2021, was 4.25 years. In an effort to diversify its investment portfolio into higher yielding, longer duration assets, Northrim added $10.0 million of investment securities, classified as held to maturity in the first quarter of 2021.

“Loan growth was strong during the quarter, with $41 million in new loans, excluding PPP loans. However, this was offset by $133 million in PPP loan forgiveness during the quarter,” said Ballard. “Much of the loan production

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during the past four quarters resulted from new customers we obtained through the PPP process.” At June 30, 2021, commercial loans represented 31% of total loans, PPP loans represented 21% of total loans, commercial real estate owner occupied loans comprised 13% of total loans, commercial real estate non-owner occupied loans comprised 25% of total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.49 billion at June 30, 2021, down 4% from the preceding quarter and up 4% from a year ago. Portfolio loans excluding the impact from PPP were $1.19 billion at June 30, 2021, up 4% from the preceding quarter and up 9% from a year ago. Average portfolio loans in the second quarter of 2021 were $1.54 billion, which was up 3% from the preceding quarter and up 13% from a year ago. Yields on average portfolio loans in the second quarter of 2021 decreased to 4.75% from 5.08% in the first quarter of 2021 and decreased compared to 4.99% in the second quarter of 2020.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. At June 30, 2021, balances in transaction accounts represented 91% of total deposits. Total deposits were $2.15 billion at June 30, 2021, up 5% from $2.05 billion at March 31, 2021, and up 24% from $1.74 billion a year ago. Demand deposits increased 17% year-over-year to $798.2 million at June 30, 2021. Average interest-bearing deposits were up 9% to $1.32 billion with an average cost of 0.27% in the second quarter of 2021, compared to $1.21 billion and an average cost of 0.32% in the first quarter of 2021, and up 29% compared to $1.02 billion and an average cost of 0.53% in the second quarter of 2020.

“We continue to attract new customers through our outreach in the community and with new relationships we established from PPP lending. The Alaska economy is relatively flat, and so a majority of our deposit growth is coming from our success in capturing market share,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “The investments in our people, products and services have allowed us to attract a broader customer base and convert new PPP customers into full banking relationships.”

Shareholders’ equity was $237.2 million, or $38.22 per share, at June 30, 2021, compared to $231.5 million, or $37.29 per share, at March 31, 2021 and $206.9 million, or $32.49 per share, a year ago. Tangible book value per share* was $35.64 at June 30, 2021, compared to $34.71 at March 31, 2021, and $29.97 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 14.54% at June 30, 2021, compared to 14.55% at March 31, 2021, and 13.99% at June 30, 2020.

Asset Quality

“Credit quality remains solid, with nearly every credit quality metric improving compared to a year ago,” said Martin. “While we are pleased with the overall performance in the loan portfolio, we still have elevated credit monitoring structures in place and are working closely with our customers given the current economic environment.”

Nonperforming assets ("NPAs") net of government guarantees were $17.8 million at June 30, 2021, down from $19.6 million at March 31, 2021 and from $20.8 million a year ago. Of the NPAs at June 30, 2021, $9.5 million, or 54% are nonaccrual loans related to six commercial relationships. One of these relationships, which totaled $1.2 million at June 30, 2021, is a business in the medical industry.

Net adversely classified loans were $14.1 million at June 30, 2021, as compared to $16.9 million at March 31, 2021, and $15.7 million a year ago. Net loan charge-offs were $64,000 in the second quarter of 2021, compared to net loan recoveries of $44,000 in the first quarter of 2021, and net loan charge offs of $768,000 in the second quarter of 2020. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of June 30, 2021, $11.5 million, or 82% of net adversely classified loans are attributable to nine relationships with five loans to commercial businesses, one loan to a medical business, and three loans to oilfield services commercial businesses.

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Performing restructured loans that were not included in nonaccrual loans at June 30, 2021, net of government guarantees were $777,000, down from $812,000 three months earlier and from $966,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

Excluding SBA PPP loans, Northrim had $93.7 million, or 8% of total portfolio loans, in the healthcare sector; $82.3 million, or 7% of portfolio loans, in the tourism sector; $57.8 million, or 5% of portfolio loans, in the aviation (non-tourism) sector; $36.4 million, or 3% in the accommodations sector; $36.3 million, or 3% in retail loans, $37.9 million, or 3% in the fishing sector; and $40.8 million, or 3% in the restaurant sector, as of June 30, 2021.

Northrim estimates that $65.0 million, or approximately 5% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of June 30, 2021, and $5.2 million of these loans are adversely classified. As of June 30, 2021, Northrim has an additional $67.3 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the impact of the results of the recent U.S. elections on the regulatory landscape, natural resource extraction industries, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of previously-enacted fiscal stimulus from the federal government and a potential infrastructure bill; the timing of PPP loan forgiveness; the impact of interest rates, inflation, trade policies and tensions, including tariffs, and potential geopolitical instability; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.americanbanker.com/news/why-so-many-banks-are-getting-dropped-from-the-russell-3000

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://fred.stlouisfed.org/series/MORTGAGE30US

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest Income:
Interest and fees on loans	$18,963	$19,424	$17,454	$38,387	$32,813
Interest on portfolio investments	1,229	1,134	1,519	2,363	3,263
Interest on deposits in banks	61	38	31	99	267
Total interest income	20,253	20,596	19,004	40,849	36,343
Interest Expense:
Interest expense on deposits	879	949	1,331	1,828	2,815
Interest expense on borrowings	182	154	216	336	381
Total interest expense	1,061	1,103	1,547	2,164	3,196
Net interest income	19,192	19,493	17,457	38,685	33,147

(Benefit) provision for credit losses	(427)	(1,488)	404	(1,915)	2,464
Net interest income after provision (benefit) for credit losses	19,619	20,981	17,053	40,600	30,683

Other Operating Income:
Mortgage banking income	11,360	13,622	15,227	24,982	19,892
Bankcard fees	879	740	681	1,619	1,324
Purchased receivable income	575	532	675	1,107	1,596
Service charges on deposit accounts	308	290	171	598	533
Unrealized gain (loss) on marketable equity securities	178	(84)	149	94	(722)
Interest rate swap income	103	92	17	195	17
Gain on sale of securities	31	—	—	31	98
Other income	698	704	615	1,402	1,230
Total other operating income	14,132	15,896	17,535	30,028	23,968

Other Operating Expense:
Salaries and other personnel expense	14,917	14,728	15,637	29,645	27,893
Data processing expense	2,206	2,035	2,033	4,241	3,802
Occupancy expense	1,869	1,660	1,618	3,529	3,275
Marketing expense	672	404	696	1,076	1,279
Professional and outside services	642	624	714	1,266	1,322
Insurance expense	329	314	301	643	613
OREO expense, net rental income and gains on sale	47	(36)	21	11	(15)
Intangible asset amortization expense	9	9	12	18	24
Other operating expense	1,645	1,589	1,642	3,234	3,268
Total other operating expense	22,336	21,327	22,674	43,663	41,461

Income before provision for income taxes	11,415	15,550	11,914	26,965	13,190
Provision for income taxes	3,070	3,369	2,014	6,439	2,257
Net income	$8,345	$12,181	$9,900	$20,526	$10,933

Basic EPS	$1.34	$1.96	$1.54	$3.30	$1.70
Diluted EPS	$1.33	$1.94	$1.52	$3.27	$1.68
Weighted average shares outstanding, basic	6,206,913	6,219,871	6,367,397	6,213,392	6,417,514
Weighted average shares outstanding, diluted	6,277,265	6,277,177	6,440,898	6,280,369	6,496,515

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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2021	2021	2020

Assets:
Cash and due from banks	$25,486	$20,332	$34,331
Interest bearing deposits in other banks	321,399	183,258	55,081
Investment securities available for sale, at fair value	337,231	303,810	202,347
Investment securities held to maturity	20,000	20,000	—
Marketable equity securities, at fair value	9,588	9,471	7,758
Investment in Federal Home Loan Bank stock	3,114	3,116	2,428
Loans held for sale	105,819	116,128	133,975
Portfolio loans	1,487,968	1,548,924	1,433,201
Allowance for credit losses, loans	(14,539)	(14,764)	(20,653)
Net portfolio loans	1,473,429	1,534,160	1,412,548
Purchased receivables, net	12,500	11,818	11,549
Mortgage servicing rights, at fair value	12,835	11,657	10,721
Other real estate owned, net	7,073	7,563	7,205
Premises and equipment, net	38,202	38,171	39,055
Lease right of use asset	11,374	11,934	13,189
Goodwill and intangible assets	16,028	16,037	16,070
Other assets	59,489	63,788	70,448
Total assets	$2,453,567	$2,351,243	$2,016,705

Liabilities:
Demand deposits	$798,231	$762,793	$680,033
Interest-bearing demand	582,669	524,373	400,138
Savings deposits	322,645	325,625	261,934
Money market deposits	258,116	253,934	215,735
Time deposits	184,777	184,592	179,519
Total deposits	2,146,438	2,051,317	1,737,359
Other borrowings	14,680	14,749	11,754
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	11,335	11,883	13,121
Other liabilities	33,586	31,532	37,238
Total liabilities	2,216,349	2,119,791	1,809,782

Shareholders' Equity:
Total shareholders' equity	237,218	231,452	206,923
Total liabilities and shareholders' equity	$2,453,567	$2,351,243	$2,016,705

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	June 30, 2021		March 31, 2021		June 30, 2020
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$87,097	23.7%	$77,184	23.2%	$47,832	22.8%
U.S. Agency securities	166,254	45.4%	147,309	44.2%	92,171	43.8%
Corporate securities	55,487	15.1%	50,456	15.1%	32,043	15.3%
Marketable equity securities	9,588	2.6%	9,471	2.8%	7,758	3.7%
Collateralized loan obligations	47,541	13.0%	48,005	14.4%	27,974	13.3%
Alaska municipality, utility, or state bonds	852	0.2%	856	0.3%	2,327	1.1%
Total portfolio investments	$366,819		$333,281		$210,105

Composition of Portfolio Loans
	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$476,900	31%	$449,153	30%	$469,540	33%	$460,542	31%	$426,675	29%
SBA Paycheck Protection loans	311,971	21%	414,381	26%	310,518	21%	375,636	25%	353,485	24%
CRE owner occupied loans	190,880	13%	178,476	11%	163,597	11%	148,993	10%	154,741	11%
CRE nonowner occupied loans	373,325	25%	368,145	23%	355,694	24%	364,232	24%	360,533	25%
Construction loans	115,917	8%	121,943	8%	118,782	8%	120,619	8%	114,464	8%
Consumer loans	36,420	2%	34,603	2%	37,654	3%	37,183	2%	38,310	3%
Subtotal	1,505,413		1,566,701		1,455,785		1,507,205		1,448,208
Unearned loan fees, net	(17,445)		(17,777)		(11,735)		(14,485)		(15,007)
Total portfolio loans	$1,487,968		$1,548,924		$1,444,050		$1,492,720		$1,433,201

Composition of Deposits
	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$798,231	37%	$762,793	37%	$643,825	35%	$697,363	38%	$680,033	40%
Interest-bearing demand	582,669	27%	524,373	26%	459,095	25%	427,811	24%	400,138	23%
Savings deposits	322,645	15%	325,625	16%	308,725	17%	272,624	15%	261,934	15%
Money market deposits	258,116	12%	253,934	12%	237,705	13%	227,106	13%	215,735	12%
Time deposits	184,777	9%	184,592	9%	175,631	10%	181,229	10%	179,519	10%
Total deposits	$2,146,438		$2,051,317		$1,824,981		$1,806,133		$1,737,359

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	June 30,	March 31,	June 30,
	2021	2021	2020
Nonaccrual loans	$12,976	$14,463	$14,365
Loans 90 days past due and accruing	128	—	—
Total nonperforming loans	13,104	14,463	14,365
Nonperforming loans guaranteed by government	(1,096)	(1,382)	(1,635)
Net nonperforming loans	12,008	13,081	12,730
Other real estate owned	7,073	7,563	7,205
Repossessed assets	—	225	919
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$17,802	$19,590	$20,801
Nonperforming loans, net of government guarantees / portfolio loans	0.81%	0.84%	0.89%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	1.06%	1.19%	1.21%
Nonperforming assets, net of government guarantees / total assets	0.73%	0.83%	1.03%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.85%	1.03%	1.27%

Performing restructured loans	$2,341	$2,354	$2,887
Performing restructured loans guaranteed by government	(1,564)	(1,542)	(1,921)
Net performing restructured loans	$777	$812	$966
Nonperforming loans plus performing restructured loans, net of government
guarantees	$12,785	$13,893	$13,696
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.86%	0.90%	0.96%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	1.13%	1.26%	1.30%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.76%	0.87%	1.08%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.89%	1.08%	1.34%

Adversely classified loans, net of government guarantees	$14,055	$16,902	$15,703
Special mention loans, net of government guarantees	$15,855	$14,629	$16,079
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.02%	0.05%	0.05%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.03%	0.07%	0.06%

Allowance for credit losses / portfolio loans	0.98%	0.95%	1.44%
Allowance for credit losses / portfolio loans, net of government guarantees	1.29%	1.34%	1.96%
Allowance for credit losses / nonperforming loans, net of government
guarantees	121%	113%	162%

Gross loan charge-offs for the quarter	$110	$163	$804
Gross loan recoveries for the quarter	($46)	($207)	($36)
Net loan (recoveries) charge-offs for the quarter	$64	($44)	$768
Net loan charge-offs (recoveries) year-to-date	$20	($44)	$899
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.00%	0.00%	0.06%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	—%	(0.01)%	0.15%

Northrim BanCorp Earns $8.3 Million, or $1.33 per Diluted Share in 2Q21
July 26, 2021
19 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at March 31, 2021	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at June 30, 2021
Commercial loans	$9,789	$—	($1,344)	($110)	$—	$—	$—	$8,335
Commercial real estate	4,393	128	(63)	—	—	—	—	4,458
Construction loans	117	—	(8)	—	—	—	—	109
Consumer loans	164	45	(7)	—	—	—	—	202
Non-performing loans guaranteed by government	(1,382)	—	286	—	—	—	—	(1,096)
Total non-performing loans	13,081	173	(1,136)	(110)	—	—	—	12,008
Other real estate owned	7,563	—	—	—	—	—	(490)	7,073
Repossessed assets	225	—	—	—	—	—	(225)	—
Nonperforming purchased receivables	—	—	—	—	—	—	—	—
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$19,590	$173	($1,136)	($110)	$—	$—	($715)	$17,802

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Charge-offs:
Plastic material and resin manufacturing	$—	$150	$—	$—	$—
Aircraft parts and auxiliary equipment manufacturing	110	13	—	—	—
Office of physicians	—	—	11	—	—
Excavation and construction	—	—	—	33	—
Health care and social assistance	—	—	—	108	804
Total charge-offs	$110	$163	$11	$141	$804

Northrim BanCorp Earns $8.3 Million, or $1.33 per Diluted Share in 2Q21
July 26, 2021
20 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$208,067	0.12%	$120,875	0.12%	$51,448	0.24%
Portfolio investments	354,260	1.32%	298,776	1.45%	256,500	2.50%
Loans held for sale	111,228	2.74%	114,585	2.73%	111,475	3.12%
Portfolio loans	1,541,701	4.75%	1,492,906	5.08%	1,342,717	4.99%
Total interest-earning assets	2,215,256	3.69%	2,027,142	4.14%	1,762,140	4.38%
Nonearning assets	173,164		170,565		186,583
Total assets	$2,388,420		$2,197,707		$1,948,723

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,316,029	0.27%	$1,207,079	0.32%	$1,017,544	0.53%
Borrowings	25,032	2.90%	25,100	2.47%	73,349	1.17%
Total interest-bearing liabilities	1,341,061	0.32%	1,232,179	0.36%	1,090,893	0.57%

Noninterest-bearing demand deposits	766,954		687,789		602,464
Other liabilities	43,017		46,922		50,525
Shareholders' equity	237,388		230,817		204,841
Total liabilities and shareholders' equity	$2,388,420		$2,197,707		$1,948,723
Net spread		3.37%		3.78%		3.81%
NIM		3.48%		3.90%		3.98%
NIMTE*		3.50%		3.92%		4.02%
Cost of funds		0.20%		0.23%		0.37%
Average portfolio loans to average
interest-earning assets	69.59%		73.65%		76.20%
Average portfolio loans to average total deposits	74.01%		78.79%		82.88%
Average non-interest deposits to average
total deposits	36.82%		36.30%		37.19%
Average interest-earning assets to average
interest-bearing liabilities	165.19%		164.52%		161.53%

The components of the change in NIMTE* are detailed in the table below:

	2Q21 vs. 1Q21	2Q21 vs. 2Q20
Nonaccrual interest adjustments	0.02%	0.01%
Impact of SBA Paycheck Protection Program loans	(0.14)%	0.22%
Interest rates and loan fees, all other loans	(0.06)%	(0.28)%
Volume and mix of other interest-earning assets and liabilities	(0.24)%	(0.47)%
Change in NIMTE*	(0.42)%	(0.52)%

Northrim BanCorp Earns $8.3 Million, or $1.33 per Diluted Share in 2Q21
July 26, 2021
21 of 24

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2021		June 30, 2020
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$164,712	0.12%	$59,762	0.88%
Portfolio investments	326,671	1.38%	270,284	2.55%
Loans held for sale	112,897	2.74%	80,925	3.24%
Portfolio loans	1,517,438	4.91%	1,200,870	5.30%
Total interest-earning assets	2,121,718	3.90%	1,611,841	4.58%
Nonearning assets	171,870		180,316
Total assets	$2,293,588		$1,792,157

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,261,855	0.29%	$971,701	0.58%
Borrowings	25,066	2.68%	47,769	1.59%
Total interest-bearing liabilities	1,286,921	0.34%	1,019,470	0.63%

Noninterest-bearing demand deposits	727,589		517,906
Other liabilities	44,959		48,378
Shareholders' equity	234,119		206,403
Total liabilities and shareholders' equity	$2,293,588		$1,792,157
Net spread		3.56%		3.95%
NIM		3.68%		4.14%
NIMTE*		3.70%		4.18%
Cost of funds	0.22%		0.42%
Average portfolio loans to average interest-earning assets	71.52%		74.50%
Average portfolio loans to average total deposits	76.27%		80.62%
Average non-interest deposits to average total deposits	36.57%		34.77%
Average interest-earning assets to average interest-bearing liabilities	164.87%		158.11%
The components of the change in NIMTE* are detailed in the table below:

YTD21 vs.YTD20
Nonaccrual interest adjustments	0.02%
Impact of SBA Paycheck Protection Program loans	0.14%
Interest rates and loan fees	(0.42)%
Volume and mix of interest-earning assets and liabilities	(0.22)%
Change in NIMTE*	(0.48)%

Northrim BanCorp Earns $8.3 Million, or $1.33 per Diluted Share in 2Q21
July 26, 2021
22 of 24

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2021	March 31, 2021	June 30, 2020
Book value per share	$38.22	$37.29	$32.49
Tangible book value per share*	$35.64	$34.71	$29.97
Total shareholders' equity/total assets	9.67%	9.84%	10.26%
Tangible Common Equity/Tangible Assets*	9.07%	9.22%	9.54%
Tier 1 Capital / Risk Adjusted Assets	14.54%	14.55%	13.99%
Total Capital / Risk Adjusted Assets	15.45%	15.50%	15.24%
Tier 1 Capital / Average Assets	9.77%	10.33%	11.92%
Shares outstanding	6,206,913	6,206,913	6,368,046
Unrealized gain on AFS debt securities, net of income taxes	$109	$177	$1,269
Unrealized (loss) on derivatives and hedging activities, net of income taxes	($760)	($340)	($1,718)

Profitability Ratios
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
For the quarter:
NIM	3.48%	3.90%	3.94%	3.90%	3.98%
NIMTE*	3.50%	3.92%	3.96%	3.93%	4.02%
Efficiency ratio	67.00%	60.24%	65.31%	58.85%	64.76%
Return on average assets	1.42%	2.25%	1.90%	2.31%	2.04%
Return on average equity	14.26%	21.40%	18.22%	22.10%	19.44%

	June 30, 2021	June 30, 2020
Year-to-date:
NIM	3.68%	4.14%
NIMTE*	3.70%	4.18%
Efficiency ratio	63.52%	72.55%
Return on average assets	1.80%	1.23%
Return on average equity	17.68%	10.65%

Northrim BanCorp Earns $8.3 Million, or $1.33 per Diluted Share in 2Q21
July 26, 2021
23 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2021 and 2020. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Net interest income	$19,192	$19,493	$19,224	$18,294	$17,457
Divided by average interest-bearing assets	2,215,256	2,027,142	1,941,544	1,866,936	1,762,140
Net interest margin ("NIM")[2]	3.48%	3.90%	3.94%	3.90%	3.98%

Net interest income	$19,192	$19,493	$19,224	$18,294	$17,457
Plus: reduction in tax expense related to
tax-exempt interest income	121	111	122	136	168
	$19,313	$19,604	$19,346	$18,430	$17,625
Divided by average interest-bearing assets	2,215,256	2,027,142	1,941,544	1,866,936	1,762,140
NIMTE[2]	3.50%	3.92%	3.96%	3.93%	4.02%

	Year-to-date
	June 30, 2021	June 30, 2020
Net interest income	$38,685	$33,147
Divided by average interest-bearing assets	2,121,718	1,611,841
Net interest margin ("NIM")[3]	3.68%	4.14%

Net interest income	$38,685	$33,147
Plus: reduction in tax expense related to
tax-exempt interest income	232	349
	$38,917	$33,496
Divided by average interest-bearing assets	2,121,718	1,611,841
NIMTE[3]	3.70%	4.18%

2Calculated using actual days in the quarter divided by 365 for the quarter ended in 2021 and 366 for quarters ended in 2020.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2021 and 366 for year-to-date period in 2020.

Northrim BanCorp Earns $8.3 Million, or $1.33 per Diluted Share in 2Q21
July 26, 2021
24 of 24

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total shareholders' equity	$237,218	$231,452	$221,575	$214,616	$206,923
Divided by shares outstanding	6,207	6,207	6,251	6,279	6,368
Book value per share	$38.22	$37.29	$35.45	$34.18	$32.49

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total shareholders' equity	$237,218	$231,452	$221,575	$214,616	$206,923
Less: goodwill and intangible assets	16,028	16,037	16,046	16,058	16,070
	$221,190	$215,415	$205,529	$198,558	$190,853
Divided by shares outstanding	6,207	6,207	6,251	6,279	6,368
Tangible book value per share	$35.64	$34.71	$32.88	$31.62	$29.97

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total shareholders' equity	$237,218	$231,452	$221,575	$214,616	$206,923
Total assets	2,453,567	2,351,243	2,121,798	2,097,738	2,016,705
Total shareholders' equity to total assets	9.67%	9.84%	10.44%	10.23%	10.26%

Northrim BanCorp, Inc.	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Total shareholders' equity	$237,218	$231,452	$221,575	$214,616	$206,923
Less: goodwill and other intangible assets, net	16,028	16,037	16,046	16,058	16,070
Tangible common shareholders' equity	$221,190	$215,415	$205,529	$198,558	$190,853

Total assets	$2,453,567	$2,351,243	$2,121,798	$2,097,738	$2,016,705
Less: goodwill and other intangible assets, net	16,028	16,037	16,046	16,058	16,070
Tangible assets	$2,437,539	$2,335,206	$2,105,752	$2,081,680	$2,000,635
Tangible common equity ratio	9.07%	9.22%	9.76%	9.54%	9.54%

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Note Transmitted on GlobeNewswire on July 26, 2021, at 12:15 pm Alaska Standard Time.